Exhibit 99.1

LendingTree Introduces 2015 Full-Year Guidance and Updates Fourth Quarter 2014 Guidance

Company expects to outperform prior 2014 guidance, grow revenues in 2015 by 12% -15%, and Adjusted EBITDA by 21% to 26%

CHARLOTTE, N.C., Jan. 12, 2015 -- LendingTree, Inc. (NASDAQ: TREE) today announced that it is introducing guidance for the full year 2015. Additionally, the company expects to exceed its previously provided revenue guidance for fourth quarter and full-year 2014 and meet or exceed its guidance on adjusted EBITDA.

Fourth Quarter and Full-Year 2014

LendingTree's previously provided guidance for fourth quarter and full-year 2014 was as follows:

•	Fourth quarter revenue of $40.5 - $42.5 million and $164.0 - $166.0 million for full-year 2014

•	Fourth quarter variable marketing margin of $15.3 - $17.3 million and $63.0 - $65.0 million for full year 2014

•	Fourth quarter Adjusted EBITDA of $4.7 - $5.7 million and $20.5 - $21.5 million for full-year 2014 Adjusted EBITDA

"In Q4, we saw continued positive momentum from our results in Q3. Our Mortgage Marketplace was able to manage well through a significant surge in consumer volume while our non-mortgage products saw continued growth," said Doug Lebda, Chairman & CEO.

Full-Year 2015

For full-year 2015, LendingTree is providing revenue, variable marketing margin, and adjusted EBITDA guidance, as follows:

•	LendingTree anticipates revenue between $185 - $190 million for 2015, an increase of 12% to 15% over the mid-point of full-year 2014 guidance

•	Variable marketing margin is anticipated to be in the range of $73.0 - $77.0 million, implying growth of 14% – 20% over the mid-point of full-year 2014 guidance

•	Adjusted EBITDA is anticipated to be in the range of $25.5 - $26.5 million, implying growth of 21% - 26% over the mid-point of full-year 2014 guidance

"Our approach in 2015 will be similar to prior years. We expect to produce significant top-line revenue growth that places us at the top-end of peer companies, to show significant profits, and to reinvest in product and marketing for the future. The online lending industry is undergoing a significant transformation, and LendingTree is well-positioned not only to capitalize on current trends but also to accelerate and shape them."

Definitions of Certain Financial Measures

Adjusted EBITDA is a non-GAAP measure defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements and contingencies, (6) pro forma adjustments for significant acquisitions or dispositions, and (7) one-time items. EBITDA is a non-GAAP measure defined as operating income or loss (which excludes interest expense and taxes) excluding amortization of intangibles and depreciation.

LendingTree is not able to provide a reconciliation of projected adjusted EBITDA to expected reported results due to the unknown effect, timing and potential significance of the effects of the wind-down of discontinued operations and tax considerations.

Non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. For further information on LendingTree's non-GAAP measures, see LendingTree's press release dated November 6, 2014, including as Exhibit 99.1 to Form 8-K filed with the Securities and Exchange Commission on November 6, 2014.
Variable marketing margin is defined as revenue minus the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses, which excludes overhead, fixed costs and personnel-related expenses, and is considered an operating metric.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network lenders; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain customers in a cost-effective manner; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under "Risk Factors" in our Annual Report on Form 10-K for the period ended December 31, 2013 and our Quarterly Report on Form 10-Q for the period ended September 30, 2014, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

About LendingTree, Inc.
LendingTree, Inc. (NASDAQ: TREE) operates the nation's leading online loan marketplace and provides consumers with an array of online tools and information to help them find the best loan for their needs. LendingTree's online marketplace connects consumers with multiple lenders that compete for their business, empowering consumers as they comparison-shop across a full suite of loans and credit-based offerings. Since inception, LendingTree has facilitated more than 32 million loan requests. LendingTree provides access to lenders offering home loans, home equity loans/lines of credit, personal loans, business loans, auto loans and more.

LendingTree, Inc. is headquartered in Charlotte, N.C. and maintains operations solely in the United States. For more information, please visit www.lendingtree.com.

Contacts:
Investor Relations
877-640-4856
investors@lendingtree.com